ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated March 13, 2013

JPMorgan Chase & Co. Trigger Autocallable Optimization Securities

Linked to the Class A common stock of VMware, Inc. due on or about March 19, 2014

Investment Description
Trigger Autocallable Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") linked to the performance of the common stock of a specific company (the "Underlying Stock"). The Securities are designed for investors who believe that the price of one share of the Underlying Stock will remain flat or increase during the term of the Securities. If the Underlying Stock closes at or above the Initial Share Price (subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-3-III under "General Terms of Securities — Anti-Dilution Adjustments") on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, JPMorgan Chase will either repay the full principal amount or, if the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of one share of the Underlying Stock from the Trade Date to the Final Valuation Date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Repayment of Principal Amount at Maturity: If by maturity the Securities have not been called and the price of one share of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Security at maturity. If the price of one share of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of one share of the Underlying Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal applies only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

	Trade Date[1]	March 13, 2013
	Settlement Date[1]	March 20, 2013
	Observation Dates[2]	Monthly (see page 4)
	Final Valuation Date[2]	March 13, 2014
	Maturity Date[2]	March 19, 2014
	[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. See "Supplemental Underwriting Information" for more details on the expected Settlement Date.
	[2]	Subject to postponement in the event of a market disruption event and as described under "Description of Securities — Call Feature" and "Description of Securities — Payment at Maturity" in the accompanying product supplement no. UBS-3-III

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ''KEY RISKS'' BEGINNING ON PAGE 5 AND UNDER ''RISK FACTORS'' BEGINNING ON PAGE PS-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-3-III BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering
We are offering Trigger Autocallable Optimization Securities linked to the Class A common stock of VMware, Inc. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Call Return rate, Initial Share Price and Trigger Price will be determined on the Trade Date. The actual Call Return rate is expected to be, but will not be less than, the rate listed below:

Underlying Stock	Call Return Rate	Initial Share Price	Trigger Price*	CUSIP	ISIN
Class A Common Stock of VMware, Inc.	at least 18.80% per annum	$•	80% of the Initial Share Price	48126E164	US48126E1644

* The Trigger Price may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-3-III dated February 28, 2013 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-3-III, will supersede the terms set forth in product supplement no. UBS-3-III. In particular, please refer to "Additional Terms Specific to the Securities" in this free writing prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-3-III. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Class A common stock of VMware, Inc.		$10		$0.125		$9.875

[1]	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates' expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-3-III.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.125 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-3-III and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-3-III dated February 28, 2013. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-3-III, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-3-III dated February 28, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001399/crt-dp36614_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Additional Terms Specific to the Securities

For purposes of the Securities offered by this free writing prospectus, notwithstanding anything to the contrary set forth under "General Terms of Securities — Calculation Agent" in the accompanying product supplement no. UBS-3-III, all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

♦You believe the Underlying Stock will close at or above the Initial Share Price on one of the specified Observation Dates.

♦You understand and accept that you will not participate in any appreciation in the price of one share of the Underlying Stock and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦You would be willing to invest in the Securities if the Call Return rate were set equal to 18.80% per annum (the actual Call Return rate will be set on the Trade Date and is expected to be, but will not be less than, 18.80% per annum).

♦You do not seek current income from this investment and are willing to forgo dividends paid on the Underlying Stock.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity, a term of approximately 12 months.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC ("JPMS"), is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the price of one share of the Underlying Stock will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date exposing you to the full negative Stock Return at maturity.

♦You seek an investment that participates in the full appreciation in the price of one share of the Underlying Stock or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

♦You would not be willing to invest in the Securities if the Call Return rate were set equal to 18.80% per annum (the actual Call Return rate will be set on the Trade Date and is expected to be, but will not be less than, 18.80% per annum).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the Underlying Stock.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-3-III for risks related to an investment in the Securities.

Indicative Terms
Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Class A Common Stock of VMware, Inc.
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately 12 months, unless called earlier
Call Feature	The Securities will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the Call Price for the applicable Observation Date.
Observation Dates[1,2]

April 15, 2013

May 13, 2013

June 13, 2013

July 15, 2013

August 13, 2013

September 13, 2013

October 14, 2013

November 13, 2013

December 13, 2013

January 13, 2014

February 13, 2014

March 13, 2014 (Final Valuation Date)

Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date.
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon the expected rate of 18.80% per annum. The actual Call Return rate will be determined on the Trade Date and is expected to be, but will not be less than 18.80% per annum.
Call Price

The Call Price equals the principal amount per Security plus the applicable Call Return.

The table below assumes a Call Return rate of 18.80% per annum. The actual Call Return rate will be determined on the Trade Date and is expected to be, but will not be less than, 18.80% per annum.

Observation Date[1,2]	Call Settlement Dates[2]	Call Return (numbers below assume a rate of 18.80% per annum)	Call Price (per $10)
April 15, 2013	April 17, 2013	1.567%	$10.1567
May 13, 2013	May 15, 2013	3.133%	$10.3133
June 13, 2013	June 17, 2013	4.700%	$10.4700
July 15, 2013	July 17, 2013	6.267%	$10.6267
August 13, 2013	August 15, 2013	7.833%	$10.7833
September 13, 2013	September 17, 2013	9.400%	$10.9400
October 14, 2013	October 16, 2013	10.967%	$11.0967
November 13, 2013	November 15, 2013	12.533%	$11.2533
December 13, 2013	December 17, 2013	14.100%	$11.4100
January 13, 2014	January 15, 2014	15.667%	$11.5667
February 13, 2014	February 18, 2014	17.233%	$11.7233
March 13, 2014 (Final Valuation Date)	March 19, 2014 (Maturity Date)	18.800%	$11.8800
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the Final Share Price is equal to or greater than the Trigger Price, we will pay you a cash payment at maturity equal to $10 per $10 principal amount Security.

If the Securities are not automatically called and the Final Share Price is less than the Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 x (1 + Stock Return)

Stock Return	Final Share Price - Initial Share Price Initial Share Price
Initial Share Price[3]	The closing price of one share of the Underlying Stock on the Trade Date
Final Share Price[3]	The closing price of one share of the Underlying Stock on the Final Valuation Date
Trigger Price[3]	80% of the Initial Share Price
[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	Subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock as described under "General Terms of Securities — Anti-Dilution Adjustments" in the accompanying product supplement no. UBS-A-I. The Trigger Price may be rounded up to the nearest cent.

Investment Timeline
Trade Date	The closing price of one share of the Underlying Stock is determined, the Trigger Price is determined and the Call Return rate is set.

Monthly

The Securities will be called if the closing price of one share of the Underlying Stock on any Observation Date is equal to or greater than the Initial Share Price.

If the Securities are called, JPMorgan Chase will pay the Call Price for the applicable Observation Date. This payment is equal to the principal amount plus an amount based on the Call Return rate.

Maturity Date

The Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the Final Share Price is equal to or greater than the Trigger Price, JPMorgan Chase will repay the principal amount: equal to $10.00 per Security.

If the Securities have not been called and the Final Share Price is less than the Trigger Price, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the Underlying Stock; equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

4

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-3-III.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price.  However, the Internal Revenue Service (the "IRS") or a court may not respect this treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether investors in short-term instruments should be required to accrue income.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders - Additional Tax Consideration

Non-U.S. Holders should note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or "deemed paid" after December 31, 2013 under certain financial instruments, if certain other conditions are met.  While significant aspects of the application of these proposed regulations to the Securities are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Securities held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.  If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-3-III. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the Underlying Stock has declined below the Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the Underlying Stock from the Initial Share Price to the Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Share Price is less than the Initial Share Price and you could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the Underlying Stock at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the Underlying Stock is above the Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security, unless the price of one share of the Underlying Stock closes below the Trigger Price on the Final Valuation Date. Under these circumstances, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of one share of the Underlying Stock from the Trade Date to the Final Valuation Date. This contingent repayment of principal is based on whether the Final Share Price is below the Trigger Price and applies only if you hold your Securities to maturity.

♦	Limited Return on the Securities — Your potential gain on the Securities will be limited to the applicable Call Return, regardless of the appreciation in the closing price of one share of the Underlying Stock, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first monthly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, because the closing price of one share of the Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the Underlying Stock.
♦	The Probability That the Final Share Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of the Underlying Stock could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, the Call Return rate is set on the Trade Date and depends in part on this expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The price of one share of the Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the per annum return of at least 18.80% could be as little as one month (the actual Call Return rate will be set on the Trade Date and is expected to be, but will not be less than, 18.80% per annum). There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments — You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of your Securities declines. Please refer to "Risk Factors — Risks Relating to the Securities Generally" in the accompanying product supplement no. UBS-3-III for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the Underlying Stock issuer.
♦	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Securities Prior to Maturity — While the payment on any Call Settlement Date or at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS's commission and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS's commission and our hedging costs, including those set forth under "Many Economic and Market Factors Will Impact the Value of the Securities" below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	No Dividend Payments or Voting Rights in the Underlying Stock — As a holder of the Securities, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the Underlying Stock and the Securities.
♦	No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the Underlying Stock. We have not independently verified the information about the Underlying Stock issuer contained in this free writing prospectus. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances of a Flat or Bullish Environment — While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity if the Securities are not previously called.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the Initial Share Price and Trigger Price for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the Initial Share Price and the Trigger Price, the market value of your Securities and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.
♦	Hedging and Trading in the Underlying Stock — While the Securities are outstanding, we or any of our affiliates may carry out hedging activities related to the Securities, including in the Underlying Stock or instruments related to the Underlying Stock. We or our affiliates may also trade in the Underlying Stock or instruments related to the Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Securities could adversely affect whether the Securities will be automatically called and our payment to you at maturity if not previously called. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Securities declines.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying Stock — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Stock may adversely affect the market price of the Underlying Stock and, therefore, the market value of the Securities.
♦	Market Disruptions May Adversely Affect Your Return — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the closing price of one share of the Underlying Stock on an Observation Date, determining if the Securities are to be automatically called, calculating the Stock Return if the Securities are not automatically called and calculating the amount that we are required to pay you, if any, upon an automatic call or at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Securities, it is possible that one or more of the Observation Dates and the applicable payment date will be postponed and your return will be adversely affected. See "General Terms of Securities — Market Disruption Events" in the accompanying product supplement no. UBS-3-III.
♦	Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the value of the Underlying Stock and interest rates on any trading day, the value of the Securities will be impacted by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. UBS-3-III.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities with the following assumptions (the actual terms will be determined on the Trade Date; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$75.00
Call Return Rate:	18.80%* per annum (or 1.567% per month)
Observation Dates:	Monthly
Trigger Price:	$60.00 (which is 80.00% of the hypothetical Initial Share Price)
*	The actual Call Return rate will be set on the Trade Date and is expected to be, but will not be less than, 18.80% per annum.

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$78.75 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.1567

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.1567 per $10.00 principal amount (1.567% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$67.50 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$63.75 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$60.00 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$78.75 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$11.88

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $11.88 per $10.00 principal amount (18.80% return on the Securities).

Example 3 — Securities Are NOT Called and the Final Share Price Is Above the Trigger Price

Closing Price at first Observation Date:	$67.50 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$63.75 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$67.50 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$67.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Because the Securities are not called and the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $10.00 per $10.00 principal amount (a zero return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$72.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$70.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$67.50 (below Initial Share Price, Securities NOT called)
Closing Price at fourth to eleventh Observation Date:	Various (all below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$30.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return) $10.00 × (1 + -60%) $4.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of the Underlying Stock. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012. Partial data is provided for the first quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg") without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

VMware, Inc.

According to its publicly available filings with the SEC, VMware, Inc., which we refer to as VMware, is a provider of virtualization infrastructure solutions utilized by organizations to help transform the way they build, deliver and consume information technology resources. The Class A common stock of VMware, par value $0.01 per share (Bloomberg ticker: VMW), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of VMware in the accompanying product supplement no. UBS-3-III. VMware's SEC file number is 001-33622.

Historical Information Regarding the Common Stock of VMware

The following table sets forth the quarterly high and low closing prices of one share of the Class A common stock of VMware, based on daily closing prices on the primary exchange for VMware, as reported by Bloomberg. The closing price of one share of the Class A common stock of VMware on March 12, 2013 was $75.29. The actual Initial Share Price will be the closing price of one share of the Class A common stock of VMware on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the Class A common stock of VMware has experienced significant fluctuations. The historical performance of the Class A common stock of VMware should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of VMware during the term of the Securities. We cannot give you assurance that the performance of the Class A common stock of VMware will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that VMware will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Class A common stock of VMware.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008		$84.60	$42.77	$42.82
4/1/2008	6/30/2008		$72.08	$43.68	$53.86
7/1/2008	9/30/2008		$55.01	$26.00	$26.64
10/1/2008	12/31/2008		$31.81	$17.88	$23.69
1/1/2009	3/31/2009		$26.33	$19.89	$23.62
4/1/2009	6/30/2009		$32.81	$25.40	$27.27
7/1/2009	9/30/2009		$41.09	$26.12	$40.17
10/1/2009	12/31/2009		$45.57	$37.75	$42.38
1/1/2010	3/31/2010		$54.49	$41.58	$53.30
4/1/2010	6/30/2010		$72.52	$52.47	$62.59
7/1/2010	9/30/2010		$87.80	$63.28	$84.94
10/1/2010	12/31/2010		$91.02	$73.12	$88.91
1/1/2011	3/31/2011		$97.00	$74.81	$81.54
4/1/2011	6/30/2011		$100.23	$78.54	$100.23
7/1/2011	9/30/2011		$107.75	$76.76	$80.38
10/1/2011	12/31/2011		$103.25	$76.85	$83.19
1/1/2012	3/31/2012		$112.46	$81.67	$112.37
4/1/2012	6/30/2012		$114.62	$84.06	$91.04
7/1/2012	9/30/2012		$102.27	$80.29	$96.74
10/1/2012	12/31/2012		$97.33	$83.36	$94.14
1/1/2013	3/12/2013	*	$99.00	$70.37	$75.29

*	As of the date of this free writing prospectus available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through March 12, 2013. Accordingly, the "Quarterly High," "Quarterly Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the daily performance of the Class A common stock of VMware from August 14, 2007 through March 12, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price, equal to 80% of the closing price on March 12, 2013. The actual Trigger Price will be based on the closing price of one share of the Class A common stock of VMware on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Use of Proceeds and Hedging" beginning on page PS-18 of the accompanying product supplement no. UBS-3-III.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Settlement Date set forth on the front cover of this free writing prospectus, which will be the fifth business day following the expected Trade Date of the Securities (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Securities on the Trade Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.